As filed with the Securities and Exchange Commission on March 23, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Eargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-3879804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2665 North First Street, Suite 300 San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

2020 Incentive Award Plan
2020 Employee Stock Purchase Plan
(Full Title of the Plan)

Christy La Pierre
Chief Legal Officer
Eargo, Inc.
2665 North First Street, Suite 300
San Jose, California 95134
(Name and address of agent for service)

(650) 351-7700
(Telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells, Esq.
David A. Zaheer, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,776,281 shares of the Registrant’s common stock issuable under the following employee benefit plans for which Registration Statements of the Registrant on Form  S-8 (File Nos. 333-249548 and 333-254357) are effective: (i) the 2020 Incentive Award Plan, (a) as a result of the operation of an automatic annual increase provision therein, which added 98,267 shares of common stock on January 1, 2022 and 1,036,346 shares of common stock on January 1, 2023, and (b) pursuant to an additional increase in the number of shares of common stock reserved for issuance thereunder approved by the Board of Directors of the Registrant but subject to the requisite approval of stockholders of the Registrant, which the Registrant intends to seek at its annual meeting of stockholders to be held in 2023, which added 2,414,745 shares of common stock, and (ii) the 2020 Employee Stock Purchase Plan, as a result of the operation of an automatic annual increase provision therein, which added 19,654 shares of common stock on January 1, 2022 and 207,269 shares of common stock on January 1, 2023.

On January 17, 2023, the Registrant effected a reverse stock split of its common stock at a ratio of 1-for-20. The information in the foregoing paragraph gives effect to the 1-for-20 reverse stock split.

INCORPORATION BY REFERENCE OF
CONTENTS OF REGISTRATION STATEMENT ON FORM S‑8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on October 19, 2020 (File No. 333-249548) and March 16, 2021 (File No. 333‑254357) are incorporated by reference herein.

Item 8.	Exhibits.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit		Date Filed	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Eargo, Inc.	8-K	3.1		10/20/2020
4.2	First Certificate of Amendment to Amended and Restated Certificate of Incorporation.	8-K	3.1		10/13/2022
4.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation.	8-K	3.1		01/17/2023
4.4	Amended and Restated Bylaws of Eargo, Inc.	8-K	3.2		10/20/2020
4.5	Form of Common Stock Certificate.	S-1	4.2		9/25/2020
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
23.2	Consent of Independent Registered Public Accounting Firm.					X
24.1	Power of Attorney (included in the signature page to this registration statement).					X
99.1(a)#	Eargo, Inc. 2020 Incentive Award Plan.					X
99.1(b)#	Form Agreements under 2020 Incentive Award Plan.	S-1	10.3	(b)	9/25/2020
99.1(c)#	Form of Restricted Stock Unit Award Agreement under the 2020 Incentive Award Plan (Cash Settled Awards).	10-Q	10.3		5/13/2022
99.2#	Eargo, Inc. 2020 Employee Stock Purchase Plan.					X
107	Filing Fee Table.					X

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 23, 2023.

Eargo, Inc.

By:	/s/ Christian Gormsen
Christian Gormsen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Christian Gormsen, Adam Laponis and Christy La Pierre, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christian Gormsen	President, Chief Executive Officer and Director	March 23, 2023
Christian Gormsen	(Principal Executive Officer)

/s/ Adam Laponis	Chief Financial Officer	March 23, 2023
Adam Laponis	(Principal Financial Officer)

/s/ Mark Thorpe	Chief Accounting Officer	March 23, 2023
Mark Thorpe	(Principal Accounting Officer)

/s/ Donald Spence	Director and Chairperson	March 23, 2023
Donald Spence

/s/ Katie J. Bayne	Director	March 23, 2023
Katie J. Bayne

/s/ Trit Garg, M.D.	Director	March 23, 2023
Trit Garg, M.D.

/s/ Karr Narula	Director	March 23, 2023
Karr Narula

/s/ Justin Sabet-Peyman	Director	March 23, 2023
Justin Sabet-Peyman

/s/ David Wu	Director	March 23, 2023
David Wu